May 27, 2026

Matthews International Funds

d/b/a Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:  Matthews International Funds - Matthews Asia Innovators Fund

Ladies and Gentlemen:

We have acted as counsel to Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 expected to be filed with the Securities and Exchange Commission on or about April 23, 2026 (the “Registration Statement”), with respect to the Institutional Class and Investor Class shares (collectively, the “Shares”) of the Matthews Asia Innovators Fund, a series of the Trust (the “Acquiring Fund”), to be issued in exchange for the assets of Matthews Asia Growth Fund, also a series of the Trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). We are delivering this opinion in connection with the Trust’s filing of the Registration Statement.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and trust records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)

the Trust’s Trust Instrument dated April 8, 1994, as amended by Amendment No. 1 to Trust Instrument effective as of June 27, 2022, and the By-laws of the Trust, each as presently in effect as certified by the Secretary of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)

a certificate of the Secretary of State of the State of Delaware certifying as to the good standing of the Trust under the laws of the State of Delaware as of April 22, 2026 (the “Good Standing Certificate”);

(iv)

resolutions adopted by the Trust’s Board of Trustees at a meeting held on February 25-26, 2026, certified by the Secretary of the Trust, relating to the approval of the Plan (as defined below), including the issuance of the Shares pursuant to the Plan;

(v)	a Form of Agreement and Plan of Reorganization to be entered into between the Trust, with respect to the Target Fund, and the Trust, with respect to the Acquiring Fund (the “Plan”); and

(vi)	a secretary’s certificate, dated as of the date hereof, of the Secretary of the Trust.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate and trust records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate and trust records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, records, certificates and other instruments were authentic and complete; (v) the legal capacity, competency and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof, and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and other representatives of the Trust and of public officials. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers, directors, managers and representatives of Trust, and upon the representations, warranties and covenants contained in the Plan.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the following opinions:

1.

The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by the Acquiring Fund of payment of the purchase price therefor in accordance with the Registration Statement and the Plan, will be validly issued Shares of the Trust; and

2.

Purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

The opinions expressed herein are subject to the following exceptions, qualifications, assumptions and limitations:

A.    We express no opinion with respect to any of the following: (i) anti-fraud laws; (ii) federal or state securities laws; (iii) tax laws; (iv) pension or employee benefit laws; (v) antitrust, trade regulation or unfair competition laws; (vi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions, or any foreign law, rule or regulation; (vii) environmental laws; (viii) laws relating to proprietary information or intellectual property; (ix) labor or employment laws; (x) bankruptcy, insolvency, fraudulent transfer or similar laws affecting creditors’ rights generally; (xi) usury laws; (xii) margin regulations; or (xiii) the rules and regulations of Financial Industry Regulatory Authority Inc. or any stock exchange or stock market. The laws described in this paragraph A are referred to herein from time to time as the “Excluded Laws.”

B. Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein (including, without limitation, the qualifications in paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, (i) to the extent set forth in our opinion above, our review of Chapter 38 of Title 12 of the Delaware Code, and (ii) the federal laws of the United States. We are not admitted to practice in the State of Delaware and, without limitation, we do not express any opinion regarding Delaware contract law.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion letter is rendered solely to you in connection with the filing of the Registration Statement.

This opinion letter is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Registration Statement, and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

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